Exhibit 23.2

Consent of Independent Auditor

We consent to incorporation by reference in this Registration Statement on Form S-8 of BancPlus Corporation of our report dated May 10, 2021, except for Note 18, as to which the date is December 3, 2021, relating to our audits of the consolidated financial statements of First Trust Corporation and its subsidiary as of and for the years ended December 31, 2020 and 2019.

/s/ POSTLETHWAITE & NETTERVILLE, APAC

Metairie, Louisiana
March 24, 2022